Item 77H - Deutsche Global Inflation Fund (a series of Deutsche Income Trust)
(the "Registrant")
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person had owned
more than 25% of the series based on the records of
the series as of January 3, 2017.
As of January 4, 2016:
No investor beneficially owned 25% or more of
Deutsche Global Inflation Fund shares as of January
4, 2016.
As of January 3, 2017:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Global
Inflation
Fund
STATE STREET
BANK & TRUST CO
CUST FBO
DEUTSCHE ALT
ASSET ALLOC
PLUS FUND
BOSTON MA 02110-
1641
37.00%